As filed with the Securities and Exchange Commission on April 1, 2008.
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rockwell Automation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	25-1797617
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1201 South 2nd Street
Milwaukee, Wisconsin	53204
(Address of Principal	(Zip Code)
Executive Offices)

Rockwell Automation, Inc. 2008 Long-Term Incentives Plan
(Full title of the plans)

Douglas M. Hagerman, Esq.
Senior Vice President, General Counsel and Secretary
Rockwell Automation, Inc.
1201 South 2nd Street
Milwaukee, Wisconsin 53204
(Name and address of agent for service)
(414) 382-2000
(Telephone number, including area code, of agent for service)

Copy to:
Marc A. Alpert, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 408-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate	registration
to be registered	registered(1)	per share(2)	offering price(2)	fee
Common Stock, par value $1 per share	7,159,008 shares	$57.29	$410,139,568	$16,118.49

(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may become issuable as a result of any stock splits, stock dividends or similar events.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low per share market price of the Common Stock for New York Stock Exchange-Composite Transactions on March 28, 2008.

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus related to this registration statement will be used in connection with the offer and sale of Common Stock of the Registrant previously registered under the Registrant’s Registration Statements on Form S-8 (Registration Nos. 333-113041, 333-38444 and 333-17055).

PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5: Interests of Named Experts and Counsel
Item 6: Indemnification of Directors and Officers
Item 7: Exemption from Registration Claimed
Item 8: Exhibits
Item 9: Undertakings
SIGNATURES
EXHIBIT INDEX
EX-4.C: COPY OF 2008 LONG-TERM INCENTIVES PLAN
EX-5: OPINION OF DOUGLAS M. HAGERMAN, ESQ.
EX-15: LETTER OF DELOITTE & TOUCHE LLP
EX-23.A: CONSENT OF DELOITTE & TOUCHE LLP
EX-23.C: CONSENT OF CHADBOURNE & PARKE LLP
EX-24: POWERS OF ATTORNEY

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
(a)	Annual Report on Form 10-K of Rockwell Automation, Inc. (“Rockwell Automation”) for the year ended September 30, 2007;

(b)	Quarterly Report on Form 10-Q of Rockwell Automation for the quarter ended December 31, 2007;

(c)	Current Reports on Form 8-K of Rockwell Automation dated December 3, 2007, December 7, 2007, December 10, 2007, December 18, 2007 and February 12, 2008; and

(d)	The description of Rockwell Automation’s Common Stock, par value $1 per share, which is incorporated in Rockwell Automation’s Registration Statement on Form 8-A dated October 30, 1996 by reference to the material under the caption “Description of New Rockwell Capital Stock” on pages 105-115 of Rockwell Automation’s Proxy Statement-Prospectus dated October 29, 1996, constituting a part of Rockwell Automation’s Registration Statement on Form S-4 (Registration No. 333-14969).
     All documents subsequently filed by Rockwell Automation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
     This item is not applicable.
Item 5: Interests of Named Experts and Counsel.
     Douglas M. Hagerman, Esq., who has passed upon the legality of any newly issued Common Stock of Rockwell Automation covered by this Registration Statement, is Senior Vice President, General Counsel and Secretary of Rockwell Automation.
Item 6: Indemnification of Directors and Officers.
     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors to a corporation or its shareholders for breach of their fiduciary duty of care, and also provides for indemnification of directors, officers, employees and agents, subject to limitations.
     The last paragraph of Article Seventh of Rockwell Automation’s Restated Certificate of Incorporation eliminates monetary liability of directors to Rockwell Automation and its shareowners for breach of fiduciary duty as directors to the extent permitted by Delaware law.

     Section 13 of Article III of Rockwell Automation’s By-Laws and the appendix thereto entitled Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article III, Section 13 of the By-Laws provide, in substance, for the indemnification of directors, officers, employees and agents of Rockwell Automation to the extent permitted by Delaware law.
     Rockwell Automation’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.
     In addition, Rockwell Automation and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which Rockwell Automation or such persons may be required to make in respect thereof.
Item 7: Exemption from Registration Claimed.
     This item is not applicable.
Item 8: Exhibits.
4-a	—	Restated Certificate of Incorporation of Rockwell Automation, filed as Exhibit 3 to Rockwell Automation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is hereby incorporated by reference.

4-b	—	By-Laws of Rockwell Automation, as amended November 3, 2004, filed as Exhibit 3.2 to Rockwell Automation’s Current Report on Form 8-K dated November 4, 2004, are hereby incorporated by reference.

4-c	—	Copy of Rockwell Automation, Inc. 2008 Long-Term Incentives Plan

5	—	Opinion of Douglas M. Hagerman, Esq., Senior Vice President, General Counsel and Secretary of Rockwell Automation, as to the legality of any newly issued Common Stock covered by this Registration Statement.

15	—	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information.

23-a	—	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23-b	—	Consent of Douglas M. Hagerman, Esq., Senior Vice President, General Counsel and Secretary of Rockwell Automation, contained in his opinion filed as Exhibit 5 to this Registration Statement.

23-c	—	Consent of Chadbourne & Parke LLP.

24	—	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Rockwell Automation.
Item 9: Undertakings.
A.	Rockwell Automation hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by Rockwell Automation pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act, each filing of Rockwell Automation’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
B.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Rockwell Automation pursuant to the foregoing provisions, or otherwise, Rockwell Automation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Rockwell Automation of expenses incurred or paid by a director, officer or controlling person of Rockwell Automation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Rockwell Automation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on the 1st day of April, 2008.

ROCKWELL AUTOMATION, INC.
By	/s/ Douglas M. Hagerman
(Douglas M. Hagerman, Senior Vice President,
General Counsel and Secretary)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 1st day of April, 2008 by the following persons in the capacities indicated:

Signature	Title
Keith D. Nosbusch*	Chairman of the Board, President and Chief Executive Officer (principal executive officer) and a Director

Betty C. Alewine*	Director

Verne G. Istock*	Director

Barry C. Johnson*	Director

William T. McCormick, Jr.*	Director

Bruce M. Rockwell*	Director

David B. Speer*	Director

Joseph F. Toot, Jr.*	Director

Theodore D. Crandall*	Senior Vice President and Chief Financial Officer (principal financial officer)

David M. Dorgan*	Vice President and Controller (principal accounting officer)

*  By   /s/ Douglas M. Hagerman
        (Douglas M. Hagerman, Attorney-in-fact)**
** By authority of the powers of attorney filed herewith.

EXHIBIT INDEX

Exhibit
Number

4-a	Restated Certificate of Incorporation of Rockwell Automation, filed as Exhibit 3 to Rockwell Automation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is hereby incorporated by reference.

4-b	By-Laws of Rockwell Automation, as amended November 3, 2004, filed as Exhibit 3.2 to Rockwell Automation’s Current Report on Form 8-K dated November 4, 2004, are hereby incorporated by reference.

4-c	Copy of Rockwell Automation, Inc. 2008 Long-Term Incentives Plan

5	Opinion of Douglas M. Hagerman, Esq., Senior Vice President, General Counsel and Secretary of Rockwell Automation, as to the legality of any newly issued Common Stock covered by this Registration Statement.

15	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information.

23-a	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23-b	Consent of Douglas M. Hagerman, Esq., Senior Vice President, General Counsel and Secretary of Rockwell Automation, contained in his opinion filed as Exhibit 5 to this Registration Statement.

23-c	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Rockwell Automation.